SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 4, 2006
Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 578-2476

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
On February 4, 2006, the rights issued under the Rights Agreement, dated as of February 5, 1995, as amended, by and between Webster Financial Corporation (the “Company”) and American Stock Transfer & Trust Company, as rights agent, expired. The rights permitted stockholders to acquire shares of Company Series C Participating Preferred Stock, par value $.01 per share, from the Company at substantially below market value under certain change-in-control scenarios.
The Company’s board of directors has elected not to renew the Rights Agreement and has determined that such action was in the best interests of its stockholders.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In connection with the expiration of the rights issued under the Company’s Rights Agreement discussed in Item 3.03 above, the Company’s board of directors approved an amendment to the Company’s Certificate of Incorporation, by way of a Certificate of Elimination of the Series C Participating Preferred Stock. On February 6, 2006, the Company filed the Certificate of Elimination with the Secretary of State of the State of Delaware, which is the effective date of the amendment. The Certificate of Elimination (a) eliminated the previously designated 14,000 shares of Series C Stock, none of which were outstanding at the time of the filing, (b) upon such elimination, caused such shares of Series C Stock to resume the status that they held prior to their initial designation, and (c) eliminated from the Certificate of Incorporation of the Company, all references to the Series C Stock. As a result of the filing of the Certificate of Elimination, the Company now has 3,000,000 shares of undesignated serial preferred stock, the rights, preferences and privileges of which may again be designated by the Company’s board of directors. A copy of the Certificate of Elimination is attached hereto as Exhibit 3.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(a) Not Applicable.
(b) Not Applicable.
(c) Exhibits.

Exhibit No.	Description
3.1	Certificate of Elimination Relating to the Company’s Series C Participating Preferred Stock.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION
Date: February 7, 2006	By:	/s/ William J. Healy
William J. Healy
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Elimination Relating to the Company’s Series C Participating Preferred Stock.